Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Amendment No.1 to Form S-1 (File No. 333-295918) of our report dated April 10, 2026, with respect to the financial statements of Jones Ventures INTL Acquisition1 Corp included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

New York, NY

July 6, 2026